Provisions of the Corporation’s Corporate Governance Guidelines
relating to the duties and responsibilities of a Lead Independent Director

Lead Independent Director. When the position of Chairman is not held by an independent director, a Lead Independent Director will be designated by the Board. The Lead Independent Director will be selected from among the independent directors by a majority of the independent directors to serve a minimum of one year.

Responsibilities and Duties. In addition to any other responsibilities and duties set forth in these guidelines or the Bylaws, the responsibilities and duties of the Chairman, if independent, or the Lead Independent Director will consist of the following:

Board Leadership

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In the case of the Chairman, presiding at all meetings of the Board and, in the case of the Lead Independent Director, presiding at all meetings of the Board at which the Chairman is not present, including at executive sessions of the independent directors;

•	Calling meetings of the independent directors, as appropriate;

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In the case of the Lead Independent Director, if the Chief Executive Officer of the Company (the “CEO”) is also Chairman, providing Board leadership if the CEO/Chairman’s role may be (or may be perceived to be) in conflict;

Board Culture

•	Serving as a liaison between the CEO and the independent directors;

•	Establishing a close relationship and trust with the CEO, providing support, advice and feedback from the Board while respecting executive responsibility;

•	Acting as a “sounding board” and advisor to the CEO;

Board Focus

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Board Focus: In consultation with the CEO, other members of the Board and senior management, ensuring that the Board focuses on key issues and tasks facing the Company and on topics of interest to the Board;

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Corporate Governance: In consultation with the CEO, assisting the Board, the Corporate Governance Committee and management in complying with these guidelines and promoting corporate governance best practices;

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CEO Performance Review and Succession Planning: Working with the Corporate Governance Committee, the Compensation and Benefits Committee and members of the Board, contributing to the annual performance review of the CEO and participating in CEO succession planning;

Board Meetings

•	In coordination with the CEO, planning, reviewing and approving meeting agendas for the Board;

•	In coordination with the CEO, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Advising the CEO of the information needs of the Board and approving information sent to the Board;

•	Developing topics of discussion for executive sessions of the Board;

Board Performance and Development

•	Board Performance: Together with the CEO, ensuring the efficient and effective performance and functioning of the Board;

•	Board Assessment: Consulting with the Corporate Governance Committee on the Board’s annual self assessment;

•	Director Development: Providing guidance to the CEO on the ongoing development of directors;

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Director Assessment/Nomination: With the Corporate Governance Committee and the CEO, consulting in the identification and evaluation of director candidates’ qualifications (including candidates recommended by directors, management, third party search firms and stockholders) and consulting on committee membership and committee chairs;

Stockholders and Other Stakeholders

•	Being available for consultation and direct communication, to the extent requested by major stockholders; and

•	Having regular communication with primary bank regulators (with or without management present) to discuss the appropriateness of the Board’s oversight of management and the Company.

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